Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-141681, 333-151019, and 333-162979 each on Form S-3 and Registration Statement No. 333-152872 on Form S-8 of our reports dated March 14, 2012, relating to the consolidated financial statements of Central Vermont Public Service Corporation (“the Company”), which report expresses an unqualified opinion and refers to the reports of other auditors and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central Vermont Public Service Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 14, 2012